Exhibit 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Blvd.

Seminole, FL 33772-2539

FOR IMMEDIATE RELEASE

Superior Uniform Group® Announces Acquisition of CID Resources®

Acquisition of CID’s WonderWink Brands and the other Licenses Significantly Enhances Superior’s Healthcare Uniform Business and is Expected to be Accretive to Superior’s Earnings in 2018

SEMINOLE, Fla. – (May 3, 2018) – Superior Uniform Group, Inc. (NASDAQ: SGC) (the “Company” or “Superior”) today announced that it has entered into a definitive agreement to acquire all of the outstanding stock of CID Resources, Inc. (“CID”), a privately owned company based in Coppell, TX, for approximately $88.4 million.

CID is a leading provider of branded medical uniforms. CID has built its WonderWink® brand into one of the leading retail scrub brands. WonderWink® and its sub-brands, WonderWink Origins, WonderWink Layers, WonderWink Four-Stretch®, WonderFLEX™, WonderWORK®, WonderWink HP®, WonderWink NEXT®, WonderTECH® and W123™, represent a diverse and innovative retail offering, providing style, fit, and features for every medical professional.

CID also has licensed and built well-known work wear and outdoor brand, Carhartt®, and lifestyle brand, Vera Bradley®, into successful scrub brands by creating innovative products targeting specific market segments.

By leveraging CID’s brands, licenses, and established network of retailers, Superior Uniform Group expects to greatly expand its line of uniforms for healthcare support personnel with more retail-focused uniform options and local, consumer-friendly service.

The purchase price of approximately $88.4 million for the transaction consists of approximately $84.4 million in cash, net of cash acquired, subject to adjustments, and the issuance of approximately 150,000 shares of Superior common stock. The transaction closed on May 2, 2018 and was structured as a stock purchase. CID’s net sales for the year ended December 31, 2017 were $65.3 million. The transaction is expected to be accretive to Superior’s earnings per share and other operating results in 2018.

“We have always considered acquisitions as a vehicle to accelerate our growth and add to our bottom line,” said Michael Benstock, CEO of Superior. “Our acquisition of HPI years ago was a great example of our success at doing so in the uniform space. We believe that CID will be no exception, as it will enhance our current sales opportunities with our other uniform customers.”

CID will manage the Direct Healthcare channel for Superior and will continue to sell through the retail channels that have already been established and have contributed so greatly to CID’s success. Benstock continued, “CID will be a wholly-owned subsidiary of Superior and will continue to operate from its Coppell, Texas, headquarters. We are thrilled that CID’s very capable and experienced management team will be joining our team and will drive this portion of our healthcare business in the years ahead.”

“We have spent the past eight years building our business and our brands”, said H.P. Park, President of CID. “This acquisition will allow us to take CID to the next level as we leverage Superior’s relationships, sourcing, technology, distribution, and financial resources.”

Concurrently with the closing of the acquisition, the Company entered into an Amended and Restated Credit Agreement, dated as of May 2, 2018, with its existing lender, Branch Banking & Trust Company, a North Carolina banking corporation (the “Lender”), pursuant to which the Company’s existing revolving credit facility was increased from $35 million to $75 million and the Lender provided an additional term loan in the principal amount of $85 million. No principal payments are due on the $85 million term loan prior to its maturity. The term of the revolving credit facility was extended until May 2023 and the $85 million term loan matures in May 2020. The Company’s existing term loan with the Lender in the principal amount of $42 million remains outstanding with a maturity date of February 2024 and the same amortization schedule. Obligations outstanding under the revolving credit facility and the $42 million term loan generally have a variable interest rate of LIBOR plus 0.68 percent and the new $85 million term loan generally has a variable interest rate of LIBOR plus 0.93 percent for the first twelve months after the effective date, 1.5 percent for the period from thirteen months through eighteen months after the effective date, and 1.75 percent thereafter.

Cross Keys Capital served as exclusive financial advisor and Hill Ward Henderson served as primary legal counsel to Superior in connection with the transaction.

In connection with the CID acquisition, Superior posted an investor presentation containing additional information on the acquisition on its website (www.superioruniformgroup.com) under “Investor Information – Presentations,” which presentation is also being furnished as an exhibit to Superior’s Current Report on Form 8-K on the date hereof.

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About Superior Uniform Group, Inc.:

Superior Uniform Group®, established in 1920, is a provider of a wide range of award-winning products and services. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, Superior I.D™, and HPI Direct® are signature uniform brands of Superior Uniform Group®. Each is one of America’s foremost providers of fine uniforms and image apparel in its markets. They are leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution. These brands help their customers achieve a more professional appearance and better communicate their own brands. More than 5 million Americans are smartly outfitted with a Superior uniform each workday.

BAMKO® is one of the nation’s largest full-service promotional products companies. It provides unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

Superior’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture in all of its business segments.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, such as statements with respect to CID’s ability to leverage Superior’s relationships, sourcing, technology, distribution and financial resources, and Superior’s ability to leverage CID’s brands, licenses and retailer network to expand its uniform business, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Contact:

Andrew D. Demott, Jr. OR COO, CFO & Treasurer (727) 803-7135	Hala Elsherbini, Halliburton Investor Relations (972) 458-8000